Exhibit 99.2

Switchback II Corporation and Bird - Investor Call Transcript

CORPORATE PARTICIPANTS

Jim Mutrie, Co-Chief Executive Officer and Director of Switchback II Corporation

Travis VanderZanden, Founder and Chief Executive Officer of Bird

Operator: Good morning, ladies and gentlemen, thank you for standing-by. And welcome to the Switchback II Corporation and Bird Conference Call and Webcast. We appreciate everyone joining us today. The information discussed today is qualified in its entirety by reference to the Form 8-K that has been filed today by Switchback II Corporation and the exhibits thereto, which may be accessed on the SEC’s website at sec.gov.

Please note that the press release issued this morning and related SEC documents can also be found on Switchback II Corporation’s website at swbk2.com, and Bird website at bird.co/investor. The investor presentation that will be presented as part of today’s discussion has been filed with the SEC and posted on swbk2.com and at bird.co/investor. Please review the disclaimer included therein and refer to that as the guide for today’s call. For everyone on the phone, there will not be a question and answer session hosted with today’s call.

Also statements we make during this call that are not statement of historical fact constitute forward-looking statements, that are subject to risks, uncertainties and other factors that could cause the actual results of the combined company to differ from historical results or from our forecasts, including those set forth in the Form 8-K and exhibits filed with the SEC today by Switchback II Corporation.

For more information, please refer to and carefully consider the risks, uncertainties and other factors discussed in Switchback II Corporation’s SEC filing. All cautionary statements that we make during this call are applicable to any forward-looking statements we make wherever they appear. You are cautioned to not place undue reliance on forward-looking statements, which we assume no responsibility for updating.

During this call, we may discuss certain non-GAAP financial measures. Please refer to the accompanying investor presentation for discussion of the most directly comparable GAAP financial measures.

Hosting today’s call are Jim Mutrie, Co-Chief Executive Officer and Director of Switchback II Corporation and Travis VanderZanden, Founder and Chief Executive Officer of Bird.

I will now turn the call over to Jim Mutrie.

Jim Mutrie, Co-Chief Executive Officer and Director of Switchback II Corporation

Welcome and thank you for joining us today. On behalf of the Switchback team, we are excited to announce the signing of a definitive agreement for our business combination with Bird and to bring this transaction and company to the public markets.

Bird has all the attributes we look for in a company to partner with – a large and growing addressable market opportunity, a market leader with a strong brand and reputation, an experienced management team, compelling current revenues and a returns-oriented business model, as well as clearly defined catalysts for growth. Under Travis’ leadership, the company created a category for shared electric micromobility that addresses an estimated $800 billion market opportunity. Bird is an on-demand, technology and data enabled micromobility platform, offering riders a convenient, fun and eco-friendly transportation solution for the 5 trillion rides taken globally each year that are 5 miles or less in length.

Bird has capitalized on its first mover advantage, expanding strategically to over 200 cities globally while remaining focused on its peer-leading unit economics that have been further unlocked with its Fleet Manager Program. The company also expects to benefit from COVID tailwinds which have spurred favorable regulatory changes and industry consolidation over the past year, and is well positioned to capitalize on the rebound in rider demand coming out of COVID.

Switchback II Corporation and Bird - Investor Call Transcript

With regards to this transaction, upon closing, the combined company will have an anticipated enterprise value of approximately $2.3 billion. The definitive agreements contemplate that Bird shareholders will also be rolling over 100% of their existing equity, retaining approximately 82% of the combined company’s pro forma equity. Switchback II currently has $316 million cash-in-trust and a $160 million PIPE led by Fidelity Investments, while Bird has secured a $40 million vehicle financing credit facility through Apollo Investment Corporation and MidCap Financial Trust, for an aggregate of $200 million of committed capital for the combined company. Assuming no redemptions by Switchback’s existing shareholders, the transaction will enable the combined entity to retain net proceeds of up to $428 million of cash following the closing, and along with current cash on the balance sheet of Bird, have $667 million cash on a pro-forma basis for the company to fund operations and growth initiatives, and for general corporate purposes.

Now I would like to turn the call over to Travis to review Bird’s mission, its evolution into the market leader it is today, and the strong levers it has to drive future growth.

Travis VanderZanden, Founder and Chief Executive Officer of Bird

Thank you Jim, and on behalf of our team at Bird, we are equally excited to be partnering with Switchback II for this important milestone in our company’s history. As Jim reviewed, in just three and a half years, we have created a market-leading company with the mission to provide environmentally friendly transportation for everyone while addressing an incredible business opportunity and unlocking a potential $800 billion market for shared micromobility.

By focusing on electric micromobility, we are not only building a strong business, but also making an important impact by offering environmentally friendly alternatives to gas-powered cars for short trips. Personally, I have always been fascinated with transportation. My mother was a public bus driver for 30 years, and I grew up witnessing transportation challenges, specifically with the first and last mile. In school, I focused on technology and loved using what I had learned to figure out how to move people around cities more efficiently – this ultimately led me to my career in ride-sharing. As Chief Operating Officer at Lyft and Head of Driver Growth at Uber, I saw firsthand how the vast majority of ride-sharing trips are minimum fare trips, and I knew there was a better, more eco-friendly alternative for these micro trips.

We launched Bird in September 2017 with only 10 vehicles in Santa Monica, and we quickly saw the strong demand for e-scooters. In only three and a half years, we have facilitated more than 95 million rides, expanded to over 200 cities globally, and are well on pace to hit $400 million of revenue in 2022.

Turning now to our business model and drivers to our peer-leading unit economics.

Bird is an on-demand, technology and data-enabled micromobility platform. With our purpose-built technology and innovative vehicles, we provide our riders a convenient transportation alternative that is eco-friendly, affordable and fun. We utilize our data advantage to provide our Fleet Managers and city partners with valuable tools and insights to drive better outcomes for their businesses and communities.

Our intuitive mobile application provides a user-friendly interface where riders can book, locate, and pay for on-demand rides. We have developed a highly configurable data platform that our vehicles and applications communicate with, providing real-time data, insights, and resources to ensure our vehicles are both frequently utilized and in compliance with local regulations.

We plan to continue to invest in our city-facing data dashboards and analytics capabilities to drive insights and better inform operating decisions. By improving our ability to collect and learn from our rich ridership and operational dataset, we believe that we will be able to further optimize our fleet and offer cities a differentiated value-proposition when choosing to partner with us.

As we continue to innovate, our vehicles and technology have significantly evolved since our first launch and help drive our peer-leading unit economics.

Switchback II Corporation and Bird - Investor Call Transcript

When we first launched Bird in September of 2017, we had 10 Xiaomi e-scooters that I bought off-the-shelf online, to test the viability of the service. These vehicles were not designed for rugged or extended use; they were easy to break into and the hardware only had a 3 to 4 month half-life, but with these scooters we were able to prove the demand we believed existed for shared micromobility. Once our theory was proven, in 2018, we went to work and invested in R&D and our hardware. We built the Bird Zero and Bird One to improve the Xiaomi’s durability and technology, extending the vehicle half-life to 12 and 14 months, respectively, and enhancing our unit economics. We are very proud of the advancements we have made with these nextgen vehicles and continued to build on our learnings from prior Bird-designed models to develop our latest models: the Bird Two and Bird Three. Our vehicles feature an advanced operating system and have encrypted hardware and software. There are no exposed screws on the entire vehicle, and we have sensors on board that alert us if a vehicle has tipped over or been damaged. Most importantly, the Bird Two and Bird Three models have vehicle half-lifes of 18 and 24 months, respectively. That is the other thing I love about this business, when we roll out new vehicle models the economics just keep getting better and better.

We now have an e-scooter that is profitable at the ride level which was our main focus in the beginning, and allows us to now diversify our offerings, starting with the introduction of the e-bike.

We will launch the e-bike via our sharing business in the second half of this year and believe it will be complementary to the e-scooter. The e-bike is great for slightly longer distance trips, 3 to 5 miles compared to the scooter’s average trip of 1 to 2 miles, and for introducing Bird to an expanded, older demographic that is generally less inclined to ride scooters. With the strong popularity that e-bikes have seen recently, we are very excited to not only bring our brand to the sharing side of the business, but also to sell our bikes directly to consumers during the second half of this year.

The work and innovation we have done with our vehicles and technology have put us at an incredible competitive advantage and we believe we are well ahead of anyone else in the space.

Vehicle innovation, however, is only one piece to our peer-leading unit economics. The second piece lies with our recently launched Fleet Manager model.

Over the past year, we evolved to the Fleet Manager operating model, developed to target and solve the prior fixed cost component of our business, which was especially challenging during winter months. Prior to Fleet Managers, in-house teams directly handled local operations– including logistics like storage, repairs, rebalancing, etc.

Through the Fleet Manager model, logistics companies and other independent business partners handle many of these items. By aligning incentives through a per-trip revenue share construct, we further strengthen our unit economics. The Fleet Manager model has enabled Bird to achieve ride-level profitability even during periods of COVID suppressed demand, while providing a positive return to Fleet Managers as exhibited by our high retention of Fleet Managers. In fact, during the second half of 2020, over 75% of our markets were Ride Profit positive, despite suppressed global demand resulting from the COVID-19 pandemic.

The Fleet Manager model also helps us unlock the small- and mid-sized markets or ‘long tail markets’ that we define as cities with populations of fewer than 500,000. Bird and electric micromobility is not just a big city phenomenon—it is also embraced across lower density populations. Most cities have a downtown core or a small college campus that Bird can support while also providing entertainment and essential transportation alternatives for riders. Smaller cities also offer favorable competitive and regulatory dynamics. Prior to the Fleet Manager model, the costs of operating in these long tail cities were not justified, but through this new model, we can now access and grow in these markets in a profitable way.

This now leads me to our levers for growth.

Switchback II Corporation and Bird - Investor Call Transcript

Our goal is to scale up the business and to generate company level profitability as we continue to innovate and increase our penetration both in the U.S. and internationally. We plan to drive top-line growth through continued expansion in existing and new regions, increased utilization and investment in new form factors like the e-bike. The majority of our revenue growth will come from expansion in our existing regions, the U.S. and Europe, where we plan to grow our footprint by expanding in current and entering new markets. We are excited for continued growth in urban city centers, like our recently announced pilot program in New York City, but equally excited about the long-tail opportunity unlocked through our Fleet Manager model. We estimate that about two-thirds of our growth will come from expanding our presence in existing and new regions. We also expect to enter new geographies, and we will look to launch in markets such as South Korea, Australia, and New Zealand. And, while we are conservatively planning our growth in e-bikes, we are excited for this new form factor’s potential going forward.

In addition to these top-line drivers, we expect to benefit from a more efficient operating model, continued vehicle improvements and further optimization of our data and technology. Through these drivers, we will look to expand gross margin, and coupled with operating expense leverage through scale, we believe we have a clear path to company-level profitability. By 2023, we anticipate delivering revenue of over $800 million, gross profit of over $300 million and adjusted EBITDA of over $100 million.

We believe that we are at an inflection point in our history, and the timing is right to bring our business to the public markets.

We look forward to sharing additional information with you as we move forward with this process. If you have any questions, please reach out to our ICR team whose contact information is on the definitive agreement press release. Thank you for your time and attention today.